Exhibit 11

               STATEMENT REGARDING COMPUTATION OF
                     PER SHARE EARNINGS
                                ----------Fiscal Year Ended-------------
                                 March 29,      March 30,       March 31,
                                      1994           1993        1992 (1)

PRIMARY

Shares outstanding at
beginning of period             25,284,622      26,362,005      27,453,320

Weighted average of
shares issued and
reacquired during period         (191,438)        (550,294)       (354,678)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise         74,165           91,652         239,591

Shares outstanding
for computation
of per share earnings          25,167,349      25,903,363       27,338,233

Net income                   $ 11,295,000     $ 9,124,000      $11,045,000

Earnings per share          $        0.45         $  0.35        $    0.40


FULLY DILUTED

Shares outstanding at
beginning of period            25,284,622      26,362,005       27,453,320

Weighted average of
shares issued and
reacquired during period         (191,438)       (550,294)        (354,678)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise          86,384        110,786          241,941

Shares outstanding
for computation
of per share earnings           25,179,568     25,922,497       27,340,582

Net income                    $ 11,295,000     $9,124,000      $11,045,000

Earnings per share              $     0.45      $    0.35       $     0.40

[FN]
(1)  Fiscal Year Included 53 Weeks